Exhibit 4.6

LEDDARTECH HOLDINGS INC. OMNIBUS INCENTIVE PLAN

Adopted as of December 21, 2023

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LEDDARTECH HOLDINGS INC.
OMNIBUS INCENTIVE PLAN

LeddarTech Holdings Inc. hereby establishes an omnibus incentive plan for certain qualified directors, executive officers, employees or consultants of the Corporation or any of its Subsidiaries.

ARTICLE 1

INTERPRETATION

Section 1.1 Definitions.

Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following terms shall have the following meanings, respectively, unless the context otherwise requires:

“Account” means an account maintained for each Participant on the books of the Corporation which will be credited with Awards in accordance with the terms of this Plan;

“Affiliates” means any entities of which (a) one of those entities is the subsidiary of the other, or of which (b) each of them is controlled by the same person;

“Approved Agreement” means a Grant Agreement, Employment Agreement or other written agreement between the Corporation or an Affiliate and the Participant which has been approved by the CEO (or where the Participant is the CEO, approved by the Board);

“Award” means any of an Option, a SAR, an Unvested Share, an RSU and/or a DSU granted to a Participant pursuant to the terms of the Plan;

“Black-Out Period” means a period of time when pursuant to any policies of the Corporation (including the Corporation’s insider trading policy) or applicable law, any securities of the Corporation may not be traded by certain Persons designated by the Corporation;

“Board” has the meaning ascribed thereto in Section 2.2(1) hereof;

“Business Day” means a day other than a Saturday, Sunday or statutory holiday, when banks are generally open for business in Montréal, Québec and New York, New York, for the transaction of banking business;

“Cash Equivalent” means the amount of money equal to the Market Value multiplied by the number of vested RSUs or DSUs in the Participant’s Account, net of any applicable taxes in accordance with Section 11.2, on the RSU Settlement Date or the DSU Settlement Date, as applicable;

“Cash Retainer” means the retainer fees payable in cash to a Participant for service as an Eligible Director, and as a member or chair of a committee of the Board in accordance with the Corporation’s director compensation policy determined by the Board from time to time;

“Cause” means:

(a)	in respect of a Participant who is a U.S. Resident: (i) in the event the Participant is a party to an employment (or other services) agreement with the Company or any Affiliate that defines the term “cause” (or a term of similar effect) such definition shall apply for purposes of this Plan for such Participant, or (ii) in the event the Participant is not a party to such an employment (or other service) agreement with the Company or any Affiliate, that, in the reasonable determination of the Board, the Participant has (A) committed any felony or other crime involving moral turpitude; (B) engaged (by act or omission) in material acts of dishonesty, conflict of interest or fraud relating to the affairs of the Company, any of its Affiliates or any of their respective customers, suppliers or other business relationships; (C) committed (by act or omission) gross negligence or willful misconduct with respect to the Company, any of its Affiliates or the Company’s direct or indirect stockholders; (D) breached any applicable noncompetition, non-solicitation, non- disparagement, confidentiality or other restrictive covenant applicable to the Participant; (E) willfully failed to perform duties consistent with the Participant’s position as reasonably directed by the Board, and which failure has not been cured within ten (10) days after notice to the Participant or, if cured, recurs; or (F) breached in any material respect the applicable Grant Agreement, any other written agreement between the Participant and the Company (or an Affiliate thereof) or any applicable written policy of the Company or an Affiliate, which breach, if capable of cure, has not been cured within ten (10) days after notice to the Participant or which, if cured, recurs.

(b)	in respect of a Participant who is an employee and is not a U.S. Resident: (i) “cause” or “serious reason” (or a term of similar effect) as such term is defined in the Grant Agreement or another Approved Agreement (provided that if such term is defined in both the Grant Agreement and another Approved Agreement, the definition in the Grant Agreement will govern); or (ii) if (i) does not apply, then “Cause” means any circumstance, as provided for pursuant to applicable law, where an employer can terminate an individual’s employment without notice or payment whatsoever; or

(c)	in respect of a Participant who is not an employee and is not a U.S. Resident: (i) “cause” or “serious reason” (or a term of similar effect) as such term is defined in the Grant Agreement or another Approved Agreement (provided that if such term is defined in both the Grant Agreement and another Approved Agreement, the definition in the Grant Agreement shall govern), or (ii) if (i) does not apply, then “Cause” means any circumstance, as described in an Approved Agreement, or as provided for pursuant to applicable law, where the Corporation or its Affiliate may terminate the Participant’s engagement without notice or payment whatsoever, and for the purposes of the Plan, the determination by the Corporation that a Participant was discharged for Cause shall be binding on the Participant;

“CEO” means the Chief Executive Officer of the Corporation;

“Change of Control” means, unless the Board determines otherwise, the happening, in a single transaction or in a series of related transactions, of any of the following events:

(a)	any transaction (other than a transaction described in clause (ii) below) pursuant to which any Person or group of Persons acting jointly or in concert acquires the direct or indirect beneficial ownership of securities of the Corporation representing 50% or more of the aggregate voting power of all of the Corporation’s then issued and outstanding securities entitled to vote in the election of directors of the Corporation, other than any such acquisition that occurs upon the exercise or settlement of options or other securities granted by the Corporation under any of the Corporation’s equity incentive plans;

(b)	there is consummated an arrangement, amalgamation, merger, consolidation or similar transaction involving (directly or indirectly) the Corporation and, immediately after the consummation of such arrangement, amalgamation, merger, consolidation or similar transaction, the shareholders of the Corporation immediately prior thereto do not beneficially own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving or resulting entity in such amalgamation, merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving or resulting entity in such arrangement, amalgamation merger, consolidation or similar transaction, in each case in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Corporation immediately prior to such transaction;

(c)	the sale, lease, exchange, license or other disposition of all or substantially all of the Corporation’s assets to a Person other than a Person that was an Affiliate of the Corporation at the time of such sale, lease, exchange, license or other disposition, other than a sale, lease, exchange, license or other disposition to an entity, more than 50% of the combined voting power of the voting securities of which are beneficially owned by shareholders of the Corporation in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Corporation immediately prior to such sale, lease, exchange, license or other disposition;

(d)	the passing of a resolution by the Board or shareholders of the Corporation to substantially liquidate the assets of the Corporation or wind up the Corporation’s business or significantly rearrange its affairs in one or more transactions or series of transactions or the commencement of proceedings for such a liquidation, winding-up or re-arrangement (except where such re-arrangement is part of a bona fide reorganization of the Corporation in circumstances where the business of the Corporation is continued and the shareholdings remain substantially the same following the re-arrangement); or

(e)	individuals who, on December 21, 2023, were members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board;

provided, however, that any payment considered to be nonqualified deferred compensation under Section 409A, to the extent applicable, that is payable upon a Change of Control of the Corporation or other similar event, to avoid the imposition of an additional tax, interest or penalty under Section 409A, no amount will be payable unless such Change of Control constitutes a “change in control event” (within the meaning of Section 1.409A-3(i)(5)(i) of the Treasury Regulations) with respect to the Corporation;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Corporation” means LeddarTech Holdings Inc., a corporation existing under the Canada Business Corporations Act, as amended from time to time;

“Delay Period” has the meaning ascribed thereto in Section 9.2(3) hereof;

“Dividend Equivalent” means a cash credit equivalent in value to a dividend paid on a Share credited to a Participant’s Account;

“Dividend Payment Date” means the date on which the Corporation pays a dividend on the Shares;

“DSU” means a deferred share unit that is granted by the Corporation from time to time to a Participant pursuant to Article 6 hereof which shall upon vesting entitle the holder thereof to receive Shares issued from treasury or purchased on the open market, the Cash Equivalent or a combination thereof, subject to the terms and conditions of this Plan and the applicable DSU Agreement, provided that such DSU has not expired before vesting;

“DSU Agreement” means a written agreement between the Corporation and a Participant evidencing the grant of DSUs and the terms and conditions thereof;

“DSU Settlement Date” has the meaning ascribed thereto in Section 6.6 hereof;

“DSU Vesting Determination Date” means, with respect to DSUs subject to vesting conditions, the date on which the Board determines if the vesting conditions with respect to such DSUs have been met, and as a result, establishes the number of DSUs that become vested, if any. The DSU Vesting Determination Date shall be on a date following the end of the applicable Performance Period, if any, but no later than the last day of the applicable Restriction Period;

“Election Notice” has the meaning ascribed thereto in Section 6.3(4) hereof;

“Eligible Director” means a member of the Board who is not an officer, employee or consultant of the Corporation or a Subsidiary (but may, for greater certainty, be a member of the board of a Subsidiary);

“Eligible Participants” means any director, executive officer, employee or consultant of the Corporation or any of its Subsidiaries;

“Employment Agreement” means, with respect to any Participant, any written employment agreement between the Corporation or a Subsidiary and such Participant;

“Equity Retainer” means the portion, if any, of the retainer fees payable in equity to a Participant for service as an Eligible Director and as a member or chair of a committee of the Board, in accordance with the Corporation’s director compensation policy determined by the Board from time to time;

“ESL” means the employment standards legislation, as amended or replaced, applicable to a Participant who is an employee;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;

“Exercise Notice” means a notice in writing signed by a Participant and stating the Participant’s intention to exercise a particular Award, if applicable;

“Grant Agreement” means an agreement evidencing the grant to a Participant of an Award, including an Unvested Share Agreement, an Option Agreement, a SAR Agreement, an RSU Agreement, a DSU Agreement;

“Incentive Stock Option”, or “ISO” means, in the case of a Participant who is a U.S. Resident, any Option granted under and in accordance with the terms of Section 9.1 hereof, that meets the requirements of Section 422 of the Code or any successor provision thereto and is designated by the Board in the applicable Grant Agreement as an Incentive Stock Option;

“Mandatory Portion” has the meaning ascribed thereto in Section 6.3(1) hereof;

“Market Value” means, as of any date, the value of a Share determined by the Board (with full and final authority exercised in its sole discretion) as follows: (A) if the Shares are listed on any established stock exchange, “Market Value” means the price that is based on the opening, closing, actual, high, or low sale price, or the arithmetic mean of the selling prices of, a Share, on the applicable exchange on the applicable grant date, the preceding trading day, the next succeeding trading day, or the arithmetic mean of selling prices on all trading days over a specified averaging period weighted by volume of trading on each trading day in the period that is within thirty (30) days before or thirty (30) days after the applicable determination date, as determined by the Board in its discretion, or such other appropriate date as determined by the Board in its discretion; provided, that, if an arithmetic mean of prices is used to set an Option Price or SAR Price, the commitment to grant the applicable Option or SAR based on such arithmetic mean must be irrevocable before the beginning of the specified averaging period in accordance with Treasury Regulation §1.409A- 1(b)(5)(iv)(A). The method of determining Market Value with respect to an Option or SAR shall be determined by the Board; provided, that, if the Board does not specify a different method, the Market Value of a Share as of a given date shall be the closing sale price as of the trading day immediately preceding the date as of which Market Value is to be determined or, if there shall be no such sale on such date, the next preceding day on which such a sale shall have occurred; or (B) if the Shares are not listed on any established stock exchange, the value as is determined solely by the Board, acting reasonably and in good faith and, in the case of a Participant who is a U.S. Resident, in accordance with Section 409A, and such determination shall be conclusive and binding on all Persons;

“Nasdaq” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as applicable;

“Nonstatutory Stock Option” means, in the case of a Participant who is a U.S. Resident, any Option which is not an Incentive Stock Option;

“Non-Qualified Security” has the meaning ascribed thereto in Section 110 of the Tax Act.

“Option” means an option granted by the Corporation to a Participant entitling such Participant to acquire a designated number of Shares from treasury at the Option Price, but subject to the terms and conditions of the Plan;

“Option Agreement” means a written agreement between the Corporation and a Participant evidencing the grant of Options and the terms and conditions thereof, a form of which is attached hereto as EXHIBIT A;

“Option Price” has the meaning ascribed thereto in Section 4.3 hereof; “

Option Term” has the meaning ascribed thereto in Section 4.5 hereof;

“Participants” means Eligible Participants that are granted Awards under the Plan;

“Performance Criteria” means specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss. Performance Criteria may include, without limitation, an objectively determinable measure or objectively determinable measures of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; net sales; sales by location or store type; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, and/or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; operating efficiencies; operating income; net income; share price; shareholder return; sales of particular products or services; customer acquisition or retention; buyer contribution; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. The Board may provide that one or more of the Performance Criteria applicable to an Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the Performance Period that affect the applicable Performance Criterion or Criteria;

“Performance Period” means the period determined by the Board at the time any Award is granted or at any time thereafter during which any Performance Criteria and any other vesting conditions specified by the Board with respect to such Award are to be measured;

“Person” means an individual, corporation, company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or governmental authority or body, and pronouns which refer to a Person shall have a similarly extended meaning;

“Plan” means this LeddarTech Holdings Inc. Omnibus Incentive Plan, including any amendments or supplements hereto made after the effective date hereof;

“Plan Documents” has the meaning ascribed thereto in Section 11.7 hereof;

“Retirement” means, unless otherwise determined by the Board, a Participant’s termination from active employment with the Corporation or a Subsidiary (other than for Cause or where facts that could give rise to Cause exist) where:

(a)	in the case of the CEO and the CEO’s direct reports, the employee’s retirement has been approved by the Board and the employee complies with such conditions as the Board may require in connection with its approval; or, in the case of all other Participants, the Participant (i) has (A) attained age 65 or, (B) reached age 55 with at least 10 years of service, or (ii) has achieved such lesser age and/or service thresholds as the Board may determine;

(b)	the Participant has given the Participant’s employer formal notice of the Participant’s intention to retire at least six (6) months (or such longer period as may be specified in the Participant’s Approved Agreement) in advance, or such lesser advance notice as the Board may approve in its discretion;

(c)	the Participant is not paid or entitled to receive any termination pay, severance pay, retiring allowance or equivalent in connection with the Participant’s termination of employment; and

(d)	the Participant has complied with such transitional activities as may be reasonably required by the Participant’s employer during the period from the date notice of the Participant’s intention to retire has been given until the date the Participant ceases active employment with the Corporation and any Subsidiary;

“Restriction Period” means the period determined by the Board, in its sole discretion, and (i) in the case of RSUs that may be settled in cash or Shares purchased on the open market at the discretion of the Corporation, no later than December 31 of the calendar year which is three (3) years after the calendar year in which the performance of services, for which such RSUs are granted, occurred, and (ii) in the case of DSUs, the last day of the calendar year following the Eligible Participant’s Termination Date;

“RSU” means a restricted share unit that is granted by the Corporation from time to time to a Participant pursuant to Article 5 which shall upon vesting entitle the holder thereof to receive Shares issued from treasury or purchased on the open market, the Cash Equivalent or a combination thereof, subject to the terms and conditions of this Plan and the applicable RSU Agreement, provided that such RSU has not expired before vesting;

“RSU Agreement” means a written agreement between the Corporation and a Participant evidencing the grant of RSUs and the terms and conditions thereof;

“RSU Settlement Date” has the meaning ascribed thereto in Section 5.5(1) hereof;

“RSU Vesting Determination Date” has the meaning ascribed thereto in Section 5.3 hereof;

“SAR” means a right to receive a payment, in cash or in Shares, equal to the appreciation in the Corporation’s Shares over a specified period, as set forth in the respective SAR Agreement;

“SAR Agreement” means a written agreement between the Corporation and a Participant evidencing the grant of SARs and the terms and conditions thereof;

“SAR Price” has the meaning ascribed thereto in Section 7.2 hereof; “

SAR Term” has the meaning ascribed thereto in Section 7.4 hereof;

“Section 409A” means Section 409A of the Code and the Treasury Regulations promulgated thereunder;

“Shares” means the common shares in the share capital of the Corporation;

“Share Compensation Arrangement” means a stock option, stock option plan, employee stock purchase plan, long-term incentive plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares to one or more full-time employees, directors, officers or consultants of the Corporation or a Subsidiary including a share purchase from treasury by a full-time employee, director, officer or consultant which is financially assisted by the Corporation or a Subsidiary by way of a loan, guarantee or otherwise;

“Statutory Entitlements” has the meaning ascribed thereto in Section 11.7 hereof;

“Stock Exchange” means the Nasdaq or, if the Shares are not listed or posted for trading on any of such stock exchanges at a particular date, any other stock exchange on which the majority of the trading volume and value of the Shares are listed or posted for trading;

“Subsidiary” means a corporation, company or partnership that is controlled, directly or indirectly, by the Corporation;

“Tax Act” means the Income Tax Act (Canada) and its regulations thereunder, as amended from time to time;

“Termination Date” means (i) in the event of a Participant’s resignation, the date on which such Participant ceases to be a director, executive officer, employee or consultant of the Corporation or one of its Subsidiaries and (ii) in the event of the termination of the Participant’s employment, or position as director, executive or officer of the Corporation or a Subsidiary, or consultant providing ongoing services to the Corporation and its Subsidiaries (regardless of whether the termination is lawful or unlawful, with or without Cause), the later of (i) the last day of the applicable minimum statutory notice period applicable to the Participant pursuant to the ESL, if any, and (ii) the effective date of the termination as specified in the notice of termination provided to the Participant by the Corporation or the Subsidiary, as the case may be;

“Treasury Regulations” means the tax regulations promulgated by the United States Internal Revenue Service under the Code;

“U.S. Resident” means “United States person” as defined in Section 7701(a)(30) of the Code;

“Unvested Share” means a Share granted to a Participant with such restrictions and vesting conditions upon such Shares as may be determined by the Board at the time of the grant and granted in accordance with Article 3 hereof;

“Unvested Share Agreement” means a written agreement between the Corporation and a Participant evidencing the grant of Unvested Shares and the terms and conditions thereof;

“Vested Awards” has the meaning ascribed thereto in Section 8.2(5) hereof; “Voluntary Portion” has the meaning ascribed thereto in Section 6.3(1) hereof; and

“VWAP” means the volume weighted average trading price of a Share on the Nasdaq, calculated by dividing the total value by the total volume of Shares traded for the relevant period.

Section 1.2 Interpretation.

(1)	Whenever the Board is to exercise discretion or authority in the administration of the terms and conditions of this Plan, the term “discretion” or “authority” means the sole and absolute discretion of the Board.

(2)	The provision of a table of contents, the division of this Plan into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and do not affect the interpretation of this Plan.

(3)	In this Plan, words importing the singular shall include the plural, and vice versa and words importing any gender include any other gender.

(4)	The words “including”, “includes” and “include” and any derivatives of such words mean “including (or includes or include) without limitation”. As used herein, the expressions “Article”, “Section” and other subdivision followed by a number, mean and refer to the specified Article, Section or other subdivision of this Plan, respectively.

(5)	Unless otherwise specified in the Plan or the Participant’s Grant Agreement, all references to money amounts are to United States currency.

(6)	For purposes of this Plan, the legal representatives of a Participant shall only include the administrator, the executor or the liquidator of the Participant’s estate or will.

(7)	If any action may be taken within, or any right or obligation is to expire at the end of, a period of days under this Plan, then the first day of the period is not counted, but the day of its expiry is counted.

ARTICLE 2

PURPOSE AND ADMINISTRATION OF THE PLAN, GRANTING OF AWARDS

Section 2.1 Purpose of the Plan.

The purpose of the Plan is to permit the Corporation to grant Awards to Eligible Participants, subject to certain conditions as hereinafter set forth, for the following purposes:

(a)	to increase the interest in the Corporation’s welfare of those Eligible Participants, who share responsibility for the management, growth and protection of the business of the Corporation or a Subsidiary;

(b)	to provide an incentive to such Eligible Participants to continue their services for the Corporation or a Subsidiary and to encourage such Eligible Participants whose skills, performance and loyalty to the objectives and interests of the Corporation or a Subsidiary are necessary or essential to its success, image, reputation or activities;

(c)	to reward Participants for their performance of services while working for the Corporation or a Subsidiary; and

(d)	to provide a means through which the Corporation or a Subsidiary may attract and retain able Persons to enter its employment or service.

Section 2.2 Implementation and Administration of the Plan.

(1)	The Plan shall be administered and interpreted by the board of directors of the Corporation (the “Board”) or, if the Board by resolution so decides, by a committee or plan administrator appointed by the Board. If such committee or plan administrator is appointed for this purpose, all references to the “Board” herein will be deemed references to such committee or plan administrator. Nothing contained herein shall prevent the Board from adopting other or additional Share Compensation Arrangements or other compensation arrangements, subject to any required approval.

(2)	Subject to Article 9 hereof and any applicable rules of a Stock Exchange, the Board may, from time to time, as it may deem expedient, adopt, amend and rescind rules and regulations or vary the terms of this Plan and/or any Award hereunder for carrying out the provisions and purposes of the Plan and/or to address tax or other requirements of any applicable non-Canadian jurisdiction.

(3)	Subject to the provisions herein, the Board is authorized, in its sole discretion, to make such determinations under, and such interpretations of, and take such steps and actions in connection with, the proper administration and operations of the Plan as it may deem necessary or advisable. The Board may delegate to officers or managers of the Corporation, or committees thereof, the authority, subject to such terms as the Board shall determine, to perform such functions, in whole or in part, to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Corporation. Any such delegation by the Board may be revoked at any time at the Board’s sole discretion. The interpretation, administration, construction and application of the Plan and any provisions hereof made by the Board, or by any officer, manager, committee or any other Person to which the Board delegated authority to perform such functions, shall be final and binding on the Corporation, its Subsidiaries and all Eligible Participants.

(4)	No member of the Board or any Person acting pursuant to authority delegated by the Board hereunder shall be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of the Plan or any Award granted hereunder. Members of the Board or and any person acting at the direction or on behalf of the Board, shall, to the extent permitted by law, be fully indemnified and protected by the Corporation with respect to any such action or determination.

(5)	The Plan shall not in any way fetter, limit, obligate, restrict or constraint the Board with regard to the allotment or issuance of any Shares or any other securities in the capital of the Corporation. For greater clarity, the Corporation shall not by virtue of this Plan be in any way restricted from declaring and paying stock dividends, repurchasing Shares, or varying or amending its share capital or corporate structure.

Section 2.3 Participation in this Plan.

(1)	The Corporation makes no representation or warranty as to the future market value of the Shares or with respect to any income tax matters affecting any Participant resulting from the grant of an Award or the exercise of an Option or a SAR or transactions in the Shares. With respect to any fluctuations in the market price of the Shares, neither the Corporation, nor any of its directors, officers, employees, shareholders or agents shall be liable for anything done or omitted to be done by such Person or any other Person with respect to the price, time, quantity or other conditions and circumstances of the issuance of Shares hereunder, or in any other manner related to the Plan. For greater certainty, no amount will be paid to, or in respect of, a Participant under the Plan or pursuant to any other arrangement, and no additional Awards will be granted to such Participant to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose. The Corporation and its Subsidiaries do not assume responsibility for the income or other tax consequences resulting to any Participant and each Participant is advised to consult with his or her own tax advisors.

(2)	Participants (and their legal representatives) shall have no legal or equitable right, claim, or interest in any specific property or asset of the Corporation or any of its Subsidiaries. No asset of the Corporation or any of its Subsidiaries shall be held in any way as collateral security for the fulfillment of the obligations of the Corporation or any of its Subsidiaries under this Plan. Unless otherwise determined by the Board, this Plan shall be unfunded and the Corporation shall have no obligation to fund the Plan. To the extent any Participant or his or her estate holds any rights by virtue of a grant of Awards under this Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured creditor of the Corporation.

(3)	Unless otherwise determined by the Board, the Corporation shall not offer financial assistance to any Participant in regard to the exercise of any Award granted under this Plan.

Section 2.4 Shares Subject to the Plan.

(1)	Subject to adjustment pursuant to Article 10 hereof, the securities that may be acquired by Participants under this Plan shall consist of authorized but unissued Shares.

(2)	Subject to adjustment pursuant to Article 10 hereof, the number of Shares available for issuance, in the aggregate, under this Plan shall not exceed at any time 5,000,000 Shares (the “Share Reserve”). It is understood to this effect that all such Shares constituting the Share Reserve as of the effective date of this Plan shall be available for issuance pursuant to ISOs granted under this Plan, and that cancelled Awards shall be returned to the Share Reserve for reissuance should a Participant cease to be an Eligible Participant and surrender any vested and/or unvested Awards or otherwise fail to exercise their Awards before the expiration date.

(3)	No Award that can be settled in Shares issued from treasury may be granted if such grant would have the effect of causing the total number of Shares subject to such Award to exceed the above- noted total numbers of Shares reserved for issuance pursuant to the settlement of Awards. For greater certainty, Section 2.4 shall not limit the Corporation’s ability to issue Awards that are payable other than in Shares issued from treasury.

(4)	The Corporation shall, at all times during the term of this Plan, ensure that the number of Shares it is authorized to issue is sufficient to satisfy the requirement of this Plan.

(5)	If the Corporation issues Shares from treasury in settlement of RSUs, DSUs or SARs or in respect of Unvested Shares, such Shares will be issued in consideration for the past services of the Participant to the Corporation, and if the Corporation issues Shares from treasury in respect of Options such Shares will be issued in consideration for the Option Price, as applicable, and the entitlement of the Participant under this Plan in respect of the applicable Award shall be satisfied in full by such issuance of Shares. The Board may cause Shares used to satisfy for the settlement of RSUs or DSUs granted under the Plan to be purchased instead on the open market.

(6)	If an outstanding Award (or portion thereof) expires or is forfeited, surrendered, cancelled or otherwise terminated for any reason without having been exercised or settled in full, or if Shares acquired pursuant to an Award subject to forfeiture are forfeited, the Shares covered by such Award, if any, will again be available for issuance under the Plan. Shares will not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.

Section 2.5 Granting of Awards.

(1)	Any Award granted under the Plan shall be subject to the requirement that, if at any time counsel to the Corporation shall determine that the listing, registration or qualification of the Shares subject to such Award, if applicable, upon any Stock Exchange or under any law or regulation of any jurisdiction, or the consent or approval of any Stock Exchange or any governmental or regulatory body, is necessary as a condition of, or in connection with, the grant of such Awards or exercise of any Option or SAR or the issuance or purchase of Shares thereunder, if applicable, such Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board. Nothing herein shall be deemed to require the Corporation to apply for or to obtain such listing, registration, qualification, consent or approval.

(2)	The Corporation may require, as a condition to the exercise of an Award or the delivery of Shares under an Award, such representations or agreements as counsel for the Corporation may consider appropriate to avoid violation of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any applicable state or non-U.S. securities law. Any Shares required to be issued to Participants under the Plan will be evidenced in such manner as the Board may deem appropriate, including book-entry registration or delivery of share certificates. In the event that the Board determines that share certificates will be issued to Participants under the Plan, the Board may require that certificates evidencing Shares issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Shares, and the Corporation may hold the share certificates pending lapse of the applicable restrictions.

ARTICLE 3

UNVESTED SHARES

Section 3.1 Nature of Unvested Shares.

An Unvested Share is a Share with such restrictions and vesting and other conditions placed upon the Share as the Board may determine at the time of grant.

Section 3.2 Unvested Share Awards.

Subject to the provisions herein set forth, the provisions of any Approved Agreement, and any shareholder or regulatory approval which may be required, the Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive Unvested Shares under the Plan, (ii) fix the number of Unvested Shares, if any, to be granted to each Eligible Participant and the date or dates on which such Unvested Shares shall be granted, and (iii) determine the restrictions and vesting and other conditions applicable to such Unvested Shares (including, a restriction on or prohibition against the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Board determines, the whole subject to the terms and conditions prescribed in this Plan.

Section 3.3 Payment to Participant.

(1)	The Corporation shall, as soon as possible after the grant of the Unvested Shares, cause the transfer agent and registrar of the Shares either to:

(a)	deliver to the Participant a certificate in the name of the Participant representing in the aggregate such number of Shares as the Participant shall then be entitled to receive; or

(b)	in the case of Unvested Shares issued in uncertificated form, cause the issuance of the aggregate number of Unvested Shares as the Participant shall then be entitled to receive to be evidenced by a book position on the register of the shareholders of the Corporation maintained by the transfer agent and registrar of the Shares.

(2)	Each certificate representing Unvested Shares shall bear the following legend, as amended to reflect the restrictions and/or vesting conditions placed upon the Shares as the Board may determine at the time of grant: “THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS IN ACCORDANCE WITH THE CORPORATION’S OMNIBUS INCENTIVE PLAN AND AN UNVESTED SHARE AGREEMENT DATED ●. THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED UNTIL ●.”

(3)	Unless the Board shall otherwise determine,

(a)	uncertificated Unvested Shares shall be accompanied by a notation on the records of the Corporation or the transfer agent to the effect that they are subject to forfeiture until such Unvested Shares are vested as provided in Section 3.3(4) below; and

(b)	certificated Unvested Shares shall remain in the possession of the Corporation until such Unvested Shares have vested as provided in Section 3.3(4) below, and the Participant shall be required, as a condition of the grant of such Unvested Shares, to deliver to the Corporation such instruments of transfer as the Board may prescribe.

(4)	The Board, at the time of grant, shall specify the date or dates and/or the restrictions and vesting conditions on which the nontransferability of the Unvested Shares and the Corporation’s right of repurchase or forfeiture shall lapse. Subsequent to such date, or dates and/or the attainment of the restrictions and vesting conditions, the Unvested Shares for which all restrictions have lapsed shall no longer be Unvested Shares and shall be deemed “vested”.

Section 3.4 Unvested Share Agreements.

The terms of the Unvested Shares shall be evidenced by an Unvested Share Agreement, in such form not inconsistent with the Plan, as the Board may from time to time determine. The Unvested Share Agreement shall contain such terms that may be considered necessary in order that the Unvested Shares will comply with any provisions respecting restricted securities in the income tax or other laws in force in any country or jurisdiction of which a Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Corporation, including applicable securities laws.

ARTICLE 4

OPTIONS

Section 4.1 Nature of Options.

An Option is an option granted by the Corporation to a Participant entitling such Participant to acquire a designated number of Shares from treasury at the Option Price, but subject to the provisions hereof and the terms of the applicable Option Agreement. For the avoidance of doubt, no Dividend Equivalents shall be granted in connection with an Option.

Section 4.2 Grant of Options for Non-Qualified Securities.

At the time of the grant of any Option, the Board may designate, or shall, to the extent required by the Tax Act, designate, that such Option shall be in respect of Shares that are Non-Qualified Securities, and the Board shall cause the Participant’s employer to provide notice of such designation of Shares as Non- Qualified Securities in the manner and by the date(s) required by subsection 110(1.9) of the Tax Act to each of:

(a)	the Participant (including, where permitted by the Tax Act, in an Option Agreement); and

(b)	the Minister of National Revenue for Canada.

Section 4.3 Option Awards.

Subject to the provisions set forth in this Plan, the provisions of any Approved Agreement, and any shareholder or regulatory approval which may be required, the Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive Options under the Plan, (ii) fix the number of Options, if any, to be granted to each Eligible Participant and the date or dates on which such Options shall be granted, (iii) determine the price per Share to be payable upon the exercise of each such Option (the “Option Price”) and the relevant vesting provisions (including Performance Criteria, if applicable) and the Option Term, the whole subject to the terms and conditions prescribed in this Plan or in any Option Agreement, and any applicable rules of a Stock Exchange, and (iv) determine any other terms and conditions applicable to the granted Options, which need not be identical.

Section 4.4 Option Price.

The Option Price for Shares that are the subject of any Option shall be determined and approved by the Board when such Option is granted.

Section 4.5 Option Term.

(1)	The Board shall determine, at the time of granting the particular Option, the period during which the Option is exercisable, which shall not be more than ten (10) years from the date the Option is granted (“Option Term”). Unless otherwise determined by the Board, all unexercised Options shall be cancelled at the expiry of the Option Term.

(2)	Should the expiration date for an Option fall within a Black-Out Period or within nine (9) Business Days following the expiration of a Black-Out Period, unless the delayed expiration would result in tax penalties, such expiration date shall be automatically extended without any further act or formality to that date which is the tenth (10th) Business Day after the end of the Black-Out Period, such tenth (10th) Business Day to be considered the expiration date for such Option for all purposes under the Plan. Notwithstanding Section 10.3 hereof, the ten (10) Business Day-period referred to in this Section 4.5(2) may not be extended by the Board.

Section 4.6 Exercise of Options.

Prior to its expiration or earlier termination in accordance with the Plan, each Option shall be exercisable at such time or times and/or pursuant to the achievement of such Performance Criteria and/or other vesting conditions as the Board at the time of granting the particular Option, may determine in its sole discretion. For greater certainty, any exercise of Options by a Participant shall be made in accordance with the Corporation’s insider trading policy.

Section 4.7 Method of Exercise and Payment of Purchase Price.

(1)	Subject to the provisions of the Plan, an Option granted under the Plan shall be exercisable (from time to time as provided in Section 4.6 hereof) by the Participant (or by the liquidator, executor or administrator, as the case may be, of the estate of the Participant) by delivering a fully completed Exercise Notice to the Corporation at its registered office to the attention of the Corporate Secretary of the Corporation (or the individual that the Corporate Secretary of the Corporation may from time to time designate) or give notice in such other manner as the Corporation may from time to time designate, which notice shall specify the number of Shares in respect of which the Option is being exercised and shall be accompanied by full payment, by cash, certified cheque, bank draft or any other form of payment deemed acceptable by the Board of the purchase price for the number of Shares specified therein and, if required by Section 11.2, the amount necessary to satisfy any taxes.

(2)	Upon the exercise, the Corporation shall, as soon as practicable after such exercise but no later than ten (10) Business Days following such exercise, forthwith cause the transfer agent and registrar of the Shares either to:

(a)	deliver to the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) a certificate in the name of the Participant representing in the aggregate such number of Shares as the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall have then paid for and as are specified in such Exercise Notice; or

(b)	in the case of Shares issued in uncertificated form, cause the issuance of the aggregate number of Shares as the Participant (or the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall have then paid for and as are specified in such Exercise Notice to be evidenced by a book position on the register of the shareholders of the Corporation to be maintained by the transfer agent and registrar of the Shares.

(3)	A Participant may, in lieu of exercising Options in accordance with Section 4.6 hereof, elect to surrender such Options to the Corporation for cancellation in consideration for an amount from the Corporation equal to the amount by which (i) the aggregate Market Value of the Shares issuable under such Options, exceeds (ii) the aggregate Option Price in respect of such Options (the “Intrinsic Value”) by delivering an Exercise Notice to that effect. The Corporation shall satisfy payment of the Intrinsic Value by, at the sole discretion of the Corporation, either (a) delivering to the Participant cash in an amount equal to the amount by which the Intrinsic Value exceeds any amounts withheld or deducted pursuant to Section 11.2, or (b) issuing to the Participant such number of Shares (rounded down to the nearest whole number) having a Market Value equal to the amount by which the Intrinsic Value exceeds any amounts withheld or deducted pursuant to Section 11.2.

Section 4.8 Option Agreements.

Options shall be evidenced by an Option Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine. The Option Agreement shall contain such terms that may be considered necessary in order that the Option will comply with any provisions respecting options in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Corporation.

ARTICLE 5

RESTRICTED SHARE UNITS

Section 5.1 Nature of RSUs.

An RSU is an Award that, upon settlement, entitles the recipient Participant to receive Shares issued from treasury or purchased on the open market at such purchase price (which may be zero) as determined by the Board, or to receive the Cash Equivalent or a combination thereof, as the case may be, pursuant and subject to such restrictions and conditions as the Board may determine at the time of grant, unless such RSU expires prior to being settled. Conditions may, without limitation, be based on continuing employment (or other service relationship) and/or achievement of Performance Criteria.

Section 5.2 RSU Awards.

(1)	Subject to the provisions herein set forth, the provisions of any Approved Agreement, and any shareholder or regulatory approval which may be required, the Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive RSUs under the Plan, (ii) fix the number of RSUs, if any, to be granted to each Eligible Participant and the date or dates on which such RSUs shall be granted, (iii) determine the relevant conditions and vesting provisions (including the applicable Performance Period and Performance Criteria, if any) and the Restriction Period of such RSUs, (iv) if desirable at the time of grant, determine whether such RSUs will be settled in Shares issued from treasury or purchased on the open market, or in cash or a combination thereof, and (v) determine any other terms and conditions applicable to the granted RSUs, which need not be identical, the whole subject to the terms and conditions prescribed in this Plan and in any RSU Agreement.

(2)	In making such determination, the Board shall consider the timing of crediting RSUs to the Participant’s Account and the vesting requirements applicable to such RSUs to ensure that the crediting of the RSUs to the Participant’s Account and the vesting requirements are not considered a “salary deferral arrangement” for purposes of the Tax Act and any applicable provincial legislation.

(3)	Subject to the vesting and other conditions and provisions set forth herein and in the RSU Agreement, each RSU awarded to a Participant shall entitle the Participant to receive one Share, the Cash Equivalent or a combination thereof as soon as possible upon confirmation by the Board that the vesting conditions (including the Performance Criteria, if any) have been met no later than the last day of the Restriction Period.

Section 5.3 RSU Vesting Determination Date.

The vesting determination date is the date on which the Board determines if the Performance Criteria and/or other vesting conditions with respect to an RSU have been met (the “RSU Vesting Determination Date”), and as a result, establishes the number of RSUs that become vested, if any. For greater certainty, the RSU Vesting Determination Date must fall after the end of the Performance Period, if any, but no later than the last day of the applicable Restriction Period.

Section 5.4 Vesting of RSUs.

Subject to the terms of this Plan and the applicable RSU Agreement, after the applicable vesting period has ended, the holder of RSUs shall be entitled to receive payout on the value and number of RSUs, determined by the Board on the RSU Vesting Determination Date as a function of the extent to which the corresponding vesting criteria, including Performance Criteria, if any, have been achieved. After the Board has determined that the vesting criteria relating to RSUs credited to a Participant’s Account have been achieved, such RSUs shall entirely vest and be paid in accordance with Section 5.5. Notwithstanding any provision to the contrary in this Plan or the applicable RSU Agreement, the Board may, in its sole discretion, make adjustments to the calculation of any RSUs granted to Participants based on its assessment of the risk level, events that may impact the value of the RSUs or when calculations do not properly reflect all of the relevant considerations. Unless otherwise determined by the Board, all RSUs credited to a Participant’s Account in respect of which the vesting criteria have not been achieved, shall automatically be forfeited and be cancelled on the RSU Vesting Determination Date and, in any event, no later than the last day of the Restriction Period.

Section 5.5 Settlement of RSUs.

(1)	Except as otherwise provided in the RSU Agreement, all of the vested RSUs covered by a particular grant shall be settled within five (5) Business Days following their RSU Vesting Determination Date but no later than the end of the Restriction Period (the “RSU Settlement Date”). Following the receipt of such settlement, the RSU so settled shall be of no value whatsoever and shall be removed from the Participant’s Account.

(2)	Settlement of RSUs shall take place on or promptly following the RSU Settlement Date, and no later than the end of the Restriction Period, and subject to the terms of the applicable RSU Agreement, take the form determined by the Board, in its sole discretion. Settlement of RSUs shall take place through:

(a)	in the case of settlement of RSUs for their Cash Equivalent, delivery of a cheque or any other form of payment deemed acceptable by the Board to the Participant representing the Cash Equivalent;

(b)	in the case of settlement of RSUs for Shares:

(i)	delivery to the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) of a certificate in the name of the Participant representing in the aggregate such number of Shares as the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall be entitled to receive (unless the Participant intends to simultaneously dispose of any such Shares); or

(ii)	in the case of Shares issued in uncertificated form, issuance of the aggregate number of Shares as the Participant (or the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall be entitled to receive to be evidenced by a book position on the register of the shareholders of the Corporation to be maintained by the transfer agent and registrar of the Shares; or

(iii)	delivery to the Participant of Shares purchased on the Participant’s behalf on the open market; or

(c)	in the case of settlement of the RSUs for a combination of Shares and the Cash Equivalent, a combination of Section 5.5(2)(a) and Section 5.5(2)(b) above.

Section 5.6 Determination of Amounts.

(1)	For purposes of determining the Cash Equivalent of RSUs to be made pursuant to Section 5.5, such calculation will be made promptly following the RSU Settlement Date based on the Market Value on the RSU Settlement Date multiplied by the number of vested RSUs in the Participant’s Account to settle in cash.

(2)	For the purposes of determining the number of Shares to be issued or delivered to a Participant upon settlement of RSUs pursuant to Section 5.5, such calculation will be made on the RSU Settlement Date based on the whole number of Shares equal to the whole number of vested RSUs then recorded in the Participant’s Account to settle in Shares.

Section 5.7 RSU Agreements.

RSUs shall be evidenced by an RSU Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine. The RSU Agreement shall contain such terms that may be considered necessary in order that the RSU will comply with any provisions respecting restricted share units in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Corporation.

Section 5.8 Award of Dividend Equivalents.

Dividend Equivalents may, as determined by the Board in its sole discretion, be awarded in respect of unvested RSUs in a Participant’s Account on the same basis as cash dividends declared and paid on Shares as if the Participant was a shareholder of record of Shares on the relevant record date. Dividend Equivalents, if any, will be credited to the Participant’s Account in additional RSUs, the number of which shall be determined as per the following formula: (A x B)/C where:

“A” represents the amount of the dividend per Share declared and paid on the Shares by the Corporation;

“B” represents the number of RSUs listed in the Participant’s Account on the Dividend Payment Date; and

“C” represents the Market Value of one Share on the Dividend Payment Date.

Any additional RSUs credited to a Participant’s Account as a Dividend Equivalent pursuant to this Section 5.8 shall be subject to the same RSU Vesting Determination Date and vesting conditions, if any, as the RSUs in respect of which such additional RSUs are credited. In the event that the applicable RSUs do not vest, all Dividend Equivalents, if any, associated with such RSUs will be forfeited by the Participant and returned to the Corporation’s account. The foregoing does not obligate the Corporation to declare or pay dividends on Shares and nothing in the Plan shall be interpreted as creating such an obligation.

ARTICLE 6
DEFERRED SHARE UNITS

Section 6.1 Nature of DSUs.

A DSU is an Award that, upon settlement, entitles the recipient Participant to receive Shares issued from treasury or purchased on the open market at such purchase price (which may be zero) as determined by the Board, or to receive the Cash Equivalent or a combination thereof, as the case may be, pursuant and subject to such restrictions and conditions as the Board may determine at the time of grant, unless such DSU expires prior to being settled. Conditions may, without limitation, be based on continuing employment (or other service relationship) and/or achievement of Performance Criteria.

Section 6.2 DSU Awards.

(1)	Subject to the provisions herein set forth, the provisions of any Approved Agreement, and any shareholder or regulatory approval which may be required, the Board shall, from time to time, in its sole discretion, (i) designate the Eligible Participants who may receive DSUs under the Plan, (ii) fix the number of DSUs, if any, to be granted to each Eligible Participant and the date or dates on which such DSUs shall be granted, (iii) determine the relevant conditions and any vesting provisions and the Restriction Period of such DSUs, and (iv) determine any other terms and conditions applicable to the granted DSUs, which need not be identical, the whole subject to the terms and conditions prescribed in this Plan and in any applicable DSU Agreement.

(2)	In making such determination, the Board shall consider the timing of crediting DSUs, including crediting DSUs in connection with Dividend Equivalents, to a Participant’s Account, any vesting requirements and settlement timing applicable to such DSUs to ensure that the crediting of the DSUs to the Participant’s Account, any vesting requirements and settlement timing are compliant with Regulation 6801(d) under the Tax Act and any applicable provincial legislation.

(3)	Subject to any vesting and other conditions and provisions herein set forth and in the applicable DSU Agreement, if any, each DSU awarded to a Participant shall entitle the Participant to receive (i) a Share (issued from treasury or purchased on the open market), (ii) the Cash Equivalent or (iii) a combination thereof, as the case may be, following the determination by the Board on the DSU Vesting Determination Date that any applicable vesting conditions have been met, but in no event earlier than the Participant’s Termination Date, and no later than the last day of the applicable Restriction Period.

Section 6.3 Mandatory and Voluntary Participation

(1)	Subject to the Corporation’s director compensation policy determined by the Board from time to time, each Eligible Director (i) shall receive, subject to Section 6.3(3), 100% of his or her Equity Retainer in the form of DSUs (the “Mandatory Portion”), and (ii) may elect to receive, in accordance with Section 6.3(4), any percentage, up to 100%, of his or her Cash Retainer in the form of DSUs (the “Voluntary Portion”).

(2)	Each Eligible Director will receive such number of DSUs as is obtained by dividing the sum of the Mandatory Portion and the Voluntary Portion payable quarterly to the Eligible Director by the Market Value on the date on which the DSUs are awarded. DSUs shall be awarded to Eligible Directors quarterly on the first day of each quarter (or, if not a Business Day, on the following Business Day), unless otherwise determined by the Board.

(3)	Notwithstanding Section 6.3(1), any Participant may elect to receive the equivalent of his or her Mandatory Portion in cash instead of DSUs if (i) the Participant purchases in the open market the same number of Shares he or she would have received in the form of DSUs, or (ii) the Participant is otherwise exempted by the Board for any reason.

(4)	Each Participant who elects to participate in the Plan in respect of the Voluntary Portion for a given calendar year must send to the Corporate Secretary a written notice to that effect (an “Election Notice”) prior to December 31 of the preceding calendar year. Each Participant who is a newly elected or appointed director and who elects to participate in the Plan in respect of the Voluntary Portion for the then current calendar year must send to the Corporate Secretary an Election Notice within 15 days of his or her election or appointment, but prior to the receipt of the first Cash Retainer payment and in the case of Eligible Directors who are U.S. Residents, such election may only relate to the Cash Retainer not yet earned as of the date of such election. The election made in an Election Notice in respect of the Cash Retainer of a given calendar year will be irrevocable for that calendar year.

(5)	The Election Notice shall be deemed to apply to all subsequent calendar years until such time as the Participant shall send to the Corporate Secretary an Election Notice containing different instructions or a termination notice (in which case the new Election Notice or the termination notice, as applicable, shall apply to the calendar year following the calendar year during which it was sent to the Corporate Secretary).

(6)	If no Election Notice is received in accordance with Section 6.3(4) and no prior Election Notice is deemed to apply in accordance with Section 6.3(5), the Participant shall be deemed not to have elected to participate in the Plan in respect of the Voluntary Portion and his or her Cash Retainer shall be paid in cash.

(7)	Each Participant is entitled to terminate his or her participation in the Plan in respect of the Voluntary Portion for a given calendar year by sending a written notice to that effect to the Corporate Secretary prior to December 31 of the previous calendar year.

(8)	No Election Notice, or amendment or termination of an election contemplated in this Section 6.3(8) shall be made during a Black-out Period, and any such notice sent by a Participant during a Black- Out Period shall be null and void. To the extent that an Election Notice or other such notice is sent during a Black-Out Period, or cannot be made during the period set forth in this Section 6.3(8) as a result of the existence of a Black-out Period, the Participant shall continue to participate in the Plan in respect of a Voluntary Portion on the basis of the prior election made, or, if no prior election has been made, shall be deemed to have elected not to participate in the Plan in respect of a Voluntary Portion.

Section 6.4 DSU Vesting Determination Date.

The vesting determination date is the date on which the Board determines if the Performance Criteria and/or other vesting conditions with respect to a DSU, if any, have been met (the “DSU Vesting Determination Date”), and as a result, establishes the number of DSUs that become vested, if any. For greater certainty, the DSU Vesting Determination Date must fall after the end of the Performance Period, if any, but no later than the last day of the applicable Restriction Period.

Section 6.5 Vesting of DSUs.

Subject to the terms of this Plan and the applicable DSU Agreement, if any, after the applicable vesting period, if any, has ended and after the Participant’s Termination Date, the holder of DSUs shall be entitled to receive payout on the value and number of DSUs, determined by the Board on the applicable DSU Vesting Determination Date as a function of the extent to which the corresponding vesting criteria, if any, have been achieved. After the Board has determined that the vesting criteria, if any, relating to DSUs credited to a Participant’s Account have been achieved, such DSUs shall entirely vest and be paid in accordance with this Section 6.5, but in no event will such payment be made earlier than the Participant’s Termination Date, or later than the last day of the applicable Restriction Period. Unless otherwise determined by the Board, all DSUs credited to a Participant’s Account in respect of which any vesting criteria have not been achieved shall automatically be forfeited and be cancelled on the DSU Vesting Determination Date and, in any event, no later than the last day of the Restriction Period.

Section 6.6 Settlement of DSUs.

(1)	Except as otherwise provided in the DSU Agreement, all of the vested DSUs covered by a particular grant shall be settled following the Participant’s Termination Date but no later than the end of the Restriction Period (the “DSU Settlement Date”). Following the receipt of such settlement, the DSU so settled shall be of no value whatsoever and shall be removed from the Participant’s Account.

(2)	Settlement of DSUs shall take place promptly following the DSU Settlement Date, and no later than the end of the Restriction Period, and take the form determined by the Board, in its sole discretion. Settlement of DSUs shall take place through:

(a)	in the case of settlement of DSUs for their Cash Equivalent, delivery of a cheque or any other form of payment deemed acceptable by the Board to the Participant representing the Cash Equivalent;

(b)	in the case of settlement of DSUs for Shares:

(i)	delivery to the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) of a certificate in the name of the Participant representing in the aggregate such number of Shares as the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall be entitled to receive (unless the Participant intends to simultaneously dispose of any such Shares); or

(ii)	in the case of Shares issued in uncertificated form, issuance of the aggregate number of Shares as the Participant (or the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall be entitled to receive to be evidenced by a book position on the register of the shareholders of the Corporation to be maintained by the transfer agent and registrar of the Shares; or

(iii)	delivery to the Participant of Shares purchased on the Participant’s behalf on the open market; or

(c)	in the case of settlement of the DSUs for a combination of Shares and the Cash Equivalent, a combination of Section 6.6(2)(a) and Section 6.6(2)(b) above.

Section 6.7 Determination of Amounts.

(1)	For purposes of determining the Cash Equivalent of DSUs to be made pursuant to Section 6.6, such calculation will be made on the DSU Settlement Date based on the Market Value on the DSU Settlement Date multiplied by the number of vested DSUs in the Participant’s Account to settle in cash.

(2)	For the purposes of determining the number of Shares to be issued or delivered to a Participant upon settlement of DSUs pursuant to Section 6.6, such calculation will be made on the DSU Settlement Date based on the whole number of Shares equal to the whole number of vested DSUs then recorded in the Participant’s Account to settle in Shares.

Section 6.8 DSU Agreements.

DSUs shall be evidenced by a DSU Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine. The DSU Agreement may contain such terms that may be considered necessary in order that the DSU will comply with any provisions respecting deferred share units in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Corporation.

Section 6.9 Grant of Dividend Equivalents.

Dividend Equivalents may, as determined by the Board in its sole discretion, be awarded in respect of unvested DSUs in a Participant’s Account on the same basis as cash dividends declared and paid on Shares as if the Participant was a shareholder of record of Shares on the relevant record date. Dividend Equivalents, if any, will be credited to the Participant’s Account in additional DSUs, the number of which shall be determined as per the following formula: (A x B)/C where:

“A” represents the amount of the dividend per Share declared and paid on the Shares by the Corporation;

“B” represents the number of DSUs listed in the Participant’s Account on the Dividend Payment Date; and

“C” represents the Market Value of one Share on the Dividend Payment Date.

Any additional DSUs credited to a Participant’s Account as a Dividend Equivalent pursuant to this Section 6.9 shall be subject to the same DSU Vesting Determination Date and vesting conditions, if any, as the DSUs in respect of which such additional DSUs are credited. In the event that the applicable DSUs do not vest, all Dividend Equivalents, if any, associated with such DSUs will be forfeited by the Participant and returned to the Corporation’s account. The foregoing does not obligate the Corporation to declare or pay dividends on Shares and nothing in the Plan shall be interpreted as creating such an obligation.

ARTICLE 7

SHARE APPRECIATION RIGHTS

Section 7.1 Nature of SARs.

A SAR is an Award entitling the recipient to receive Shares having a value equal to the excess of the Market Value of a Share on the date of exercise over the SAR Price (which price shall not be less than 100% of the Market Value of the Share on the date of grant) multiplied by the number of Shares with respect to which the SAR shall have been exercised. For the avoidance of doubt, no Dividend Equivalents shall be granted in connection with a SAR.

Section 7.2 SAR Awards.

Subject to the provisions herein set forth, the provisions of any Approved Agreement, and any shareholder or regulatory approval which may be required, the Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive SAR Awards under the Plan, (ii) fix the number of SAR Awards to be granted to each Eligible Participant and the date or dates on which such SAR Awards shall be granted, and (iii) determine the price per Share to be payable upon the vesting of each such SAR (the “SAR Price”) and the relevant conditions and vesting provisions (including the applicable Performance Period and Performance Criteria, if any) and the SAR Term, the whole subject to the terms and conditions prescribed in this Plan and in any SAR Agreement.

Section 7.3 SAR Price.

The SAR Price for the Shares that are the subject of any SAR shall be fixed by the Board when such SAR is granted, but shall not be less than the Market Value of such Shares at the time of the grant.

Section 7.4 SAR Term.

(1)	The Board shall determine, at the time of granting the particular SAR, the period during which the SAR is exercisable, which shall not be more than ten (10) years from the date the SAR is granted (“SAR Term”) and the vesting schedule of such SAR, which will be detailed in the applicable SAR Agreement. Unless otherwise determined by the Board, all unexercised SARs shall be cancelled at the expiry of the SAR Term.

(2)	Should the expiration date for a SAR fall within a Black-Out Period or within nine (9) Business Days following the expiration of a Black-Out Period, unless the delayed expiration would result in tax penalties, such expiration date shall be automatically extended without any further act or formality to that date which is the tenth (10th) Business Day after the end of the Black-Out Period, such tenth (10th) Business Day to be considered the expiration date for such SAR for all purposes under the Plan. Notwithstanding Section 10.3 hereof, the ten (10) Business Day-period referred to in this Section 7.4 may not be extended by the Board.

Section 7.5 Exercise of SARs.

Prior to its expiration or earlier termination in accordance with the Plan, each SAR shall be exercisable at such time or times and/or pursuant to the achievement of such Performance Criteria and/or other vesting conditions as the Board at the time of granting the particular SAR, may determine in its sole discretion. For greater certainty, any exercise of SARs by a Participant shall be made in accordance with the Corporation’s insider trading policy.

Section 7.6 Method of Exercise.

(1)	Subject to the provisions of the Plan, a SAR granted under the Plan shall be exercisable (from time to time as provided in Section 7.5 hereof) by the Participant (or by the liquidator, executor or administrator, as the case may be, of the estate of the Participant) by delivering a fully completed Exercise Notice to the Corporation at its registered office to the attention of the Corporate Secretary of the Corporation (or to the individual that the Corporate Secretary of the Corporation may from time to time designate) or give notice in such other manner as the Corporation may from time to time designate which notice shall specify the number of Shares with respect to which the SAR is being exercised and the effective date of the proposed exercise.

(2)	The exercise of a SAR with respect to any number of Shares shall entitle the Participant to receive, from the Corporation, a number of Shares having an aggregate Market Value equal to the excess of the Market Value of a Share on the effective date of such exercise over the per share SAR Price, rounded down to the nearest whole Share.

(3)	Upon the exercise, the Corporation shall, as soon as practicable after such exercise but no later than ten (10) Business Days following such exercise, forthwith cause the transfer agent and registrar of the Shares to either:

(a)	deliver to the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) a certificate in the name of the Participant representing in the aggregate such number of Shares as the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall be entitled to receive (unless the Participant intends to simultaneously dispose of any such Shares); or

(b)	in the case of Shares issued in uncertificated form, cause the issuance of the aggregate number of Shares as the Participant (or the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall be entitled to receive to be evidenced by a book position on the register of the shareholders of the Corporation to be maintained by the transfer agent and registrar of the Shares.

Section 7.7 SAR Agreements.

SARs shall be evidenced by a SAR Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine. The SAR Agreement shall contain such terms that may be considered necessary in order that the SAR will comply with any provisions respecting stock appreciation rights in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Corporation.

ARTICLE 8
GENERAL CONDITIONS

Section 8.1 General Conditions Applicable to Awards.

Each Award, as applicable, shall be subject to the following conditions:

(1)	Vesting Period. Each Award granted hereunder shall vest in accordance with the terms of the Grant Agreement entered into in respect of such Award. The Board has the right to accelerate the date upon which any Award becomes exercisable notwithstanding the vesting schedule set forth for such Award, regardless of any adverse or potentially adverse tax consequence resulting from such acceleration.

(2)	Employment. Notwithstanding any express or implied term of this Plan to the contrary, the granting of an Award pursuant to the Plan shall in no way be construed as a guarantee by the Corporation or a Subsidiary to the Participant of employment or another service relationship with the Corporation or a Subsidiary. The granting of an Award to a Participant shall not impose upon the Corporation or a Subsidiary any obligation to retain the Participant in its employ or service in any capacity. Nothing contained in this Plan or in any Award granted under this Plan shall interfere in any way with the rights of the Corporation or any of its Affiliates in connection with the employment, retention or termination of any such Participant. The loss of existing or potential profit in Shares underlying Awards granted under this Plan shall not constitute an element of damages in the event of termination of a Participant’s employment or service in any office or otherwise.

(3)	Grant of Awards. Eligibility to participate in this Plan does not confer upon any Eligible Participant any right to be granted Awards pursuant to this Plan. Granting Awards to any Eligible Participant does not confer upon any Eligible Participant the right to receive nor preclude such Eligible Participant from receiving any additional Awards at any time. The extent to which any Eligible Participant is entitled to be granted Awards pursuant to this Plan will be determined in the sole discretion of the Board. Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect an Eligible Participant’s relationship or employment with the Corporation or any Subsidiary.

(4)	Rights as a Shareholder. Neither the Participant nor such Participant’s personal representatives or legatees shall have any rights whatsoever as shareholder in respect of any Shares covered by such Participant’s Awards by reason of the grant of such Award until such Award has been duly exercised, as applicable, and settled and Shares have been issued in respect thereof. Without in any way limiting the generality of the foregoing, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such Shares have been issued.

(5)	Conformity to Plan. In the event that an Award is granted or an Approved Agreement is executed which does not conform in all particulars with the provisions of the Plan, or purports to grant Awards on terms different from those set out in the Plan, the Award or the grant of such Award shall not be in any way void or invalidated, but the Award so granted will be adjusted to become, in all respects, in conformity with the Plan.

(6)	Transferrable Awards. Except as specifically provided in an Approved Agreement approved by the Board, each Award granted under the Plan is personal to the Participant and shall not be assignable or transferable by the Participant, whether voluntarily or by operation of law, except by will or by the laws of succession of the domicile of the deceased Participant. No Award granted hereunder shall be pledged, hypothecated, charged, transferred, assigned or otherwise encumbered or disposed of on pain of nullity.

(7)	Participant’s Entitlement. Except as otherwise provided in this Plan or in an Approved Agreement, or unless the Board permits otherwise, upon any Subsidiary of the Corporation ceasing to be a Subsidiary of the Corporation, Awards previously granted under this Plan that, at the time of such change, are held by a Person who is a director, executive officer, employee or consultant of such Subsidiary of the Corporation and not of the Corporation itself, whether or not then exercisable, shall automatically terminate on the date of such change.

Section 8.2 General Conditions Applicable to Options and SARs.

Unless otherwise specified in an Approved Agreement, or otherwise determined by the Board, each Option or SAR, as applicable, shall be subject to the following conditions:

(1)	Termination for Cause. Upon a Participant ceasing to be an Eligible Participant for Cause, any vested or unvested Option or SAR granted to such Participant shall terminate automatically and become void immediately. For the purposes of the Plan, the determination by the Corporation that the Participant was discharged for Cause shall be binding on the Participant.

(2)	Termination not for Cause. Upon a Participant ceasing to be an Eligible Participant as a result of his or her employment or service relationship with the Corporation or a Subsidiary being terminated without Cause, (i) any unvested Option or SAR granted to such Participant shall terminate and become void immediately and (ii) any vested Option or SAR granted to such Participant may be exercised by such Participant. Unless otherwise determined by the Board, in its sole discretion, such Option or SAR shall only be exercisable within the earlier of ninety (90) days after the Termination Date and the expiry date of the Award set forth in the Grant Agreement.

(3)	Resignation. Upon a Participant ceasing to be an Eligible Participant as a result of his or her resignation from the Corporation or a Subsidiary, (i) each unvested Option or SAR granted to such Participant shall terminate and become void immediately upon resignation and (ii) each vested Option or SAR granted to such Participant will cease to be exercisable on the earlier of the ninety (90) days following the Termination Date and the expiry date of the Award set forth in the Grant Agreement.

(4)	Permanent Disability/Retirement. Upon a Participant ceasing to be an Eligible Participant by reason of Retirement or permanent disability, (i) any unvested Option or SAR shall terminate and become void immediately and (ii) any vested Option or SAR shall remain exercisable for a period of one (1) year from the date of Retirement or the date on which the Participant ceases his or her employment or service relationship with the Corporation or any Subsidiary by reason of permanent disability, but not later than the expiry date of the Award set forth in the Grant Agreement, and thereafter any such Option or SAR shall expire. To the extent an ISO is not exercised within the time period required by applicable law, it shall thereafter be treated as a Nonstatutory Stock Option.

(5)	Death. Upon a Participant ceasing to be an Eligible Participant by reason of death, any vested Option or SAR granted to such Participant may be exercised by the liquidator, executor or administrator, as the case may be, of the estate of the Participant for that number of Shares only which such Participant was entitled to acquire under the respective Options or SARs (the “Vested Awards”) hereof on the date of such Participant’s death. Such Vested Awards shall only be exercisable within eighteen (18) months after the Participant’s death or prior to the expiration of the original term of the Options or SARs whichever occurs earlier. Subject to the terms of the applicable Grant Agreement, any Options or SAR that would have vested within twelve (12) months following such Participant’s death shall be deemed to be Vested Awards on such date, and all other Options or SARs that are not Vested Awards will be cancelled on the date of such Participant’s death. To the extent an ISO is not exercised within the time period required by applicable law, it shall thereafter be treated as a Nonstatutory Stock Option.

Section 8.3 General Conditions Applicable to RSUs and DSUs.

Unless otherwise specified in an Approved Agreement, or otherwise determined by the Board, each RSU and DSU shall be subject to the following conditions:

(1)	Termination for Cause and Resignation. Upon a Participant ceasing to be an Eligible Participant for Cause or as a result of his or her resignation from the Corporation or a Subsidiary, the Participant’s participation in the Plan shall be terminated immediately, all RSUs and DSUs credited to such Participant’s Account that have not vested shall be forfeited and cancelled, and the Participant’s rights to Shares or Cash Equivalent or a combination thereof that relate to such Participant’s unvested RSUs and DSUs shall be forfeited and cancelled on the Termination Date.

(2)	Death or Cessation of Employment or Service Relationship. Except as otherwise determined by the Board from time to time, at its sole discretion, upon a Participant ceasing to be an Eligible Participant as a result of (i) death, (ii) Retirement, (iii) his or her employment or service relationship with the Corporation or a Subsidiary being terminated by the Corporation or a Subsidiary for reasons other than for Cause, or (iv) permanent disability, provided that all unvested RSUs and DSUs in the Participant’s Account as of such date relating to a Restriction Period in progress shall remain outstanding and in effect until the applicable RSU Vesting Determination Date or DSU Vesting Determination Date, and

(a)	If, on the RSU Vesting Determination Date or DSU Vesting Determination Date, the Board determines that the vesting conditions were not met for such RSUs or DSUs, as applicable, then all unvested RSUs and DSUs credited to such Participant’s Account shall be forfeited and cancelled and the Participant’s rights to Shares or Cash Equivalent or a combination thereof that relate to such unvested RSUs and DSUs shall be forfeited and cancelled; and

(b)	If, on the RSU Vesting Determination Date or DSU Vesting Determination Date, the Board determines that the vesting conditions (if any) were met for such RSUs or DSUs, as applicable, the Participant shall be entitled to receive pursuant to Section 5.5 or Section 6.6, as applicable, that number of Shares or Cash Equivalent or a combination thereof equal to the number of RSUs or DSUs outstanding in the Participant’s Account in respect of such Restriction Period multiplied by a fraction, the numerator of which shall be the number of completed months of service of the Participant with the Corporation or a Subsidiary during the applicable Restriction Period as of the date of the Participant’s death, Retirement, their Termination Date, or date of permanent disability and the denominator of which shall be equal to the total number of months included in the applicable Restriction Period (which calculation shall be made on the applicable RSU Vesting Determination Date or DSU Vesting Determination Date) and the Corporation shall distribute such number of Shares or Cash Equivalent or a combination thereof to the Participant or the liquidator, executor or administrator, as the case may be, of the estate of the Participant, as soon as practicable thereafter, but no later than the end of the Restriction Period, the Corporation shall debit the corresponding number of RSUs and DSUs from the Account of such Participant’s or such deceased Participants’, as the case may be, and the Participant’s rights to all other Shares or Cash Equivalent or a combination thereof that relate to such Participant’s RSUs and DSUs shall be forfeited and cancelled; provided that, notwithstanding the foregoing, upon a Participant ceasing to be an Eligible Participant by reason of Retirement, this Section 8.3(2) shall not apply to a Participant in the event such Participant, directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, carries on or becomes employed by, engaged in or otherwise commercially involved in, any activity or business in the Advanced Driver Assistance Systems (ADAS) or autonomous vehicles software industries prior to the applicable RSU Vesting Determination Date or DSU Vesting Determination Date. In such event, Section 8.3(1) shall apply to such Participant. Except as expressly provided for in an RSU Agreement or DSU Agreement, none of the foregoing provisions of this Section 8.3(2), shall apply to a U.S. Resident.

(3)	General. For greater certainty, where a Participant’s employment or service relationship with the Corporation or a Subsidiary is terminated pursuant to Section 8.3(1) or Section 8.3(2) hereof following the satisfaction of all vesting conditions in respect of particular RSUs or DSUs but before receipt of the corresponding distribution or payment in respect of such RSUs or DSUs, the Participant shall remain entitled to such distribution or payment.

Section 8.4 General Conditions Applicable to Unvested Shares.

Upon a Participant ceasing to be an Eligible Participant for any reason, any Unvested Shares that have not vested at such time shall automatically and without any requirement of notice to such Participant, or other action by or on behalf of the Corporation, be deemed to have been reacquired by the Corporation from such Participant, and thereafter shall cease to represent any ownership in the Corporation by the Participant or rights of the Participant as a shareholder of the Corporation. Following such deemed reacquisition, the Participant shall surrender any certificates representing Unvested Shares in such Participant’s possession to the Corporation upon request without consideration.

Section 8.5 Cessation of Vesting Following Termination

Except if and as required to comply with applicable minimum requirements contained in ESL, the Participant is not eligible for continued vesting of any Award during any period in which the Participant receives, or claims to be entitled to receive, any compensatory payments or damages in lieu of notice of termination pursuant to contract, common law or civil law, and the Participant will not be entitled to any damages or other compensation in respect of any Award that does not vest or is not awarded due to termination as of the Termination Date of the Participant’s employment, consulting engagement or directorship, as the case may be, with the Corporation or a Subsidiary for any reason. The Plan displaces any and all common law and civil law rights the Participant may have or claim to have in respect of any Awards, including any right to damages. The foregoing shall apply, regardless of: (i) the reason for the termination of Participant’s employment, consulting engagement or directorship; (ii) whether such termination is lawful or unlawful, with or without Cause; (iii) whether it is the Participant or the Corporation or the Subsidiary that initiates the termination; and (iv) any fundamental changes, over time, to the terms and conditions applicable to the Participant’s employment, consulting engagement or service as a director.

Section 8.6 Service with Affiliates

Notwithstanding the other provisions of Article 8, unless the Board, in its discretion, otherwise determines or as otherwise set out in an Approved Agreement, at any time and from time to time, Awards are not affected by a change of employment, consulting engagement or directorship within or among the Corporation or its Subsidiaries for so long as the Participant continues to be a director, executive officer, employee or consultant of the Corporation or its Subsidiaries.

ARTICLE 9
COMPLIANCE WITH U.S. TAX LAWS

Section 9.1 Incentive Stock Options.

Each Option granted to a U.S. Resident shall be designated in the Grant Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Any Option designated as an Incentive Stock Option: (a) shall be granted only to a Participant who is an employee of the Corporation or Subsidiary; (b) in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, does not own shares of the Corporation representing more than ten percent (10%) of the voting power of all classes of shares of the Corporation or any parent or subsidiary, shall be granted with an Option Price that is not less than the Market Value of a Share on the date of grant; (c) in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns shares of the Corporation representing more than ten percent (10%) of the voting power of all classes of shares of the Corporation or any parent or subsidiary, shall be granted with an Option Price that is not less than one hundred ten percent (110%) of the Market Value of a Share on the date of grant; (d) shall not have an aggregate fair market value (determined for each Incentive Stock Option at the date of grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under the Plan and any other employee stock option plan of the Corporation or any parent or subsidiary), determined in accordance with the provisions of Section 422 of the Code, that exceeds $100,000; and (e) shall have a term not exceeding ten (10) years from the date of grant or such shorter term as may be provided in the Grant Agreement and, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns shares of the Corporation representing more than ten percent (10%) of the voting power of all classes of shares of the Corporation or any parent or subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Grant Agreement. No Incentive Stock Options may be granted under the Plan after the tenth (10th) anniversary of the earlier of the approval of the Plan by shareholders of the Corporation or the date the Plan was approved by the Board.

Section 9.2 Section 409A.

(1)	Without limiting the generality of this Section 9.2, each Award granted to a U.S. Resident will contain such terms as the Board determines, and will be construed and administered, such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

(2)	Notwithstanding Section 9.1 and Section 9.2 of this Plan or any other provision of this Plan or any Grant Agreement to the contrary, the Board may unilaterally amend, modify or terminate the Plan or any outstanding Award, including but not limited to changing the form of the Award, if the Board determines that such amendment, modification or termination is necessary or advisable to avoid the imposition of an additional tax, interest or penalty under Section 409A.

(3)	If a Participant is deemed on the date of the Participant’s termination of employment or other service relationship with the Corporation or a Subsidiary to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then, with regard to any payment that is considered nonqualified deferred compensation under Section 409A, to the extent applicable, payable on account of a “separation from service”, such payment will be made or provided on the date that is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service” and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 9.2(3) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid on the first Business Day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in the applicable Grant Agreement.

(4)	For purposes of Section 409A, each payment made under this Plan will be treated as a separate payment.

ARTICLE 10 ADJUSTMENTS AND AMENDMENTS

Section 10.1 Adjustment to Shares Subject to Outstanding Awards.

At any time after the grant of an Award to a Participant and prior to the expiration of the term of such Award or the forfeiture or cancellation of such Award, in the event of (i) any subdivision of the Shares into a greater number of Shares, (ii) any consolidation of Shares into a lesser number of Shares, (iii) any reclassification, reorganization or other change affecting the Shares, (iv) any merger, amalgamation or consolidation of the Corporation with or into another corporation, or (v) any distribution to all holders of Shares or other securities in the capital of the Corporation, of cash, evidences of indebtedness or other assets of the Corporation (excluding an ordinary course dividend in cash or shares, but including for greater certainty shares or equity interests in a subsidiary or business unit of the Corporation or one of its subsidiaries or cash proceeds of the disposition of such a subsidiary or business unit) or any transaction or change having a similar effect, then the Board shall in its sole discretion, subject to the required approval of any Stock Exchange, determine the appropriate adjustments or substitutions to be made in such circumstances in order to maintain the economic rights of the Participant in respect of such Award in connection with such occurrence or change, including, without limitation:

(a)	adjustments to the exercise price of such Award without any change in the total price applicable to the unexercised portion of the Award;

(b)	adjustments to the number of Shares to which the Participant is entitled upon exercise of such Award;

(c)	adjustments permitting the immediate exercise of any outstanding Awards that are not otherwise exercisable; or

(d)	adjustments to the number or kind of Shares reserved for issuance pursuant to the Plan.

Section 10.2 Change of Control.

Except as may be provided in an Approved Agreement, and notwithstanding anything else to the contrary herein, in the event of a potential Change of Control, the Board shall have the power, in its sole discretion, to modify the terms of this Plan and/or the Awards (including, for greater certainty, to cause the vesting of all unvested Awards) to assist the Participants to tender into a take-over bid or participating in any other transaction leading to a Change of Control. For greater certainty, in the event of a take-over bid or any other transaction leading to a Change of Control, the Board shall have the power, in its sole discretion, to (i) provide that any or all Awards shall thereupon terminate, provided that any such outstanding Awards that have vested shall remain exercisable until consummation of such Change of Control, and (ii) permit Participants to conditionally exercise their Options and SARs, such conditional exercise to be conditional upon the take-up by such offeror of the Shares or other securities tendered to such take-over bid in accordance with the terms of such take-over bid (or the effectiveness of such other transaction leading to a Change of Control). If, however, the potential Change of Control referred to in this Section 10.2 is not completed within the time specified therein (as the same may be extended), then notwithstanding this Section 10.2 or the definition of “Change of Control”: (i) any conditional exercise of vested Options and/or SARs shall be deemed to be null, void and of no effect, and such conditionally exercised Awards shall for all purposes be deemed not to have been exercised, (ii) Shares which were issued pursuant to exercise of Options and/or SARs which vested pursuant to this Section 10.2 shall be returned by the Participant to the Corporation and reinstated as authorized but unissued Shares, and (iii) the original terms applicable to Awards which vested pursuant to this Section 10.2 shall be reinstated.

Section 10.3 Amendment or Discontinuance of the Plan.

(1)	The Board may suspend or terminate the Plan at any time, or from time to time amend or revise the terms of the Plan or any granted Award without the consent of the Participants provided that such suspension, termination, amendment or revision shall:

(a)	not adversely alter or impair the rights of any Participant, without the consent of such Participant except as permitted by the provisions of the Plan;

(b)	be in compliance with applicable law and with the prior approval, if required, of the shareholders of the Corporation, the Nasdaq or any other regulatory body having authority over the Corporation; and

(c)	be subject to shareholder approval, where required by law or the requirements of the Nasdaq, provided that the Board may, from time to time, in its absolute discretion and without approval of the shareholders of the Corporation make the following amendments to this Plan:

(i)	any amendment to the vesting provision, if applicable, or assignability provisions of the Awards;

(ii)	any amendment to the expiration date of an Award that does not extend the terms of the Award past the original date of expiration of such Award;

(iii)	any amendment regarding the effect of termination of a Participant’s employment or engagement;

(iv)	any amendment which accelerates the date on which any Option or SAR may be exercised under the Plan;

(v)	any amendment to the definition of an Eligible Participant under the Plan;

(vi)	any amendment necessary to comply with applicable law or the requirements of the Nasdaq or any other regulatory body;

(vii)	any amendment of a “housekeeping” nature, including to clarify the meaning of an existing provision of the Plan, correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan, correct any grammatical or typographical errors or amend the definitions in the Plan;

(viii)	any amendment regarding the administration of the Plan;

(ix)	any amendment to add provisions permitting the grant of Awards settled otherwise than with Shares issued from treasury, a form of financial assistance or clawback, and any amendment to a provision permitting the grant of Awards settled otherwise than with Shares issued from treasury, a form of financial assistance or clawback which is adopted; and

(x)	any other amendment that does not require the approval of the shareholders of the Corporation under Section 10.3(2).

(2)	Notwithstanding Section 10.3(1), the Board shall be required to obtain shareholder approval for any increase to the maximum number of Shares issuable under the Plan, except in the event of an adjustment pursuant to Article 10;

(3)	The Board may, by resolution, advance the date on which any Award may be exercised or payable or, subject to applicable regulatory provisions, including any rules of a Stock Exchange or shareholder approval requirements of Section 409A, extend the expiration date of any Award, in the manner to be set forth in such resolution provided that the period during which an Option or a SAR is exercisable or RSU is outstanding does not exceed ten (10) years from the date such Option or SAR is granted in the case of Options and SARs and three (3) years after the calendar year in which the services giving rise to the award were rendered in the case of RSUs. The Board shall not, in the event of any such advancement or extension, be under any obligation to advance or extend the date on or by which any Option or SAR may be exercised or RSU may be outstanding by any other Participant.

ARTICLE 11
MISCELLANEOUS

Section 11.1 Use of an Administrative Agent and Trustee.

The Board may in its sole discretion appoint from time to time one or more entities to act as administrative agent or trustee to administer the Awards granted under the Plan and to act as trustee to hold and administer the assets that may be held in respect of Awards granted under the Plan, the whole in accordance with the terms and conditions determined by the Board in its sole discretion. The Corporation and the administrative agent will maintain records showing the number of Awards granted to each Participant under the Plan.

Section 11.2 Tax Withholding.

(1)	Notwithstanding any other provision of this Plan, all distributions, delivery of Shares or payments to a Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) under the Plan shall be made net of applicable taxes and source deductions. If the event giving rise to the withholding obligation involves an issuance or delivery of Shares, then, the withholding obligation may be satisfied by (a) having the Participant elect to have the appropriate number of such Shares sold by the Corporation, the Corporation’s transfer agent and registrar or any trustee appointed by the Corporation pursuant to Section 11.1 hereof, on behalf of and as agent for the Participant as soon as permissible and practicable, with the proceeds of such sale being delivered to the Corporation, which will in turn remit such amounts to the appropriate governmental authorities, or (b) any other mechanism as may be required or appropriate to conform with local tax and other rules.

(2)	Notwithstanding Section 11.2(1), the applicable tax withholdings may be waived where a Participant other than a U.S. Resident directs in writing that a payment be made directly to the Participant’s registered retirement savings plan in circumstances to which subsection 100(3) of the regulations made under the Tax Act apply.

Section 11.3 Clawback.

Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Corporation pursuant to any such law, government regulation or stock exchange listing requirement). Without limiting the generality of the foregoing, the Board may provide in any case that outstanding Awards (whether or not vested or exercisable) and the proceeds from the exercise or disposition of Awards or Shares acquired under Awards will be subject to forfeiture and disgorgement to the Corporation, with interest and other related earnings, if the Participant to whom the Award was granted violates (i) a non-competition, non-solicitation, confidentiality or other restrictive covenant by which he or she is bound, or (ii) any policy adopted by the Corporation applicable to the Participant that provides for forfeiture or disgorgement with respect to incentive compensation that includes Awards under the Plan. In addition, the Board may require forfeiture and disgorgement to the Corporation of outstanding Awards and the proceeds from the exercise or disposition of Awards or Shares acquired under Awards, with interest and other related earnings, to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Exchange Act, and any related policy adopted by the Corporation. Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees to cooperate fully with the Board, and to cause any and all permitted transferees of the Participant to cooperate fully with the Board, to effectuate any forfeiture or disgorgement required hereunder. Neither the Board nor the Corporation nor any other person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 11.3.

Section 11.4 Securities Law Compliance.

(1)	The Plan (including any amendments to it), the terms of the grant of any Award under the Plan, the grant of any Award and exercise of any Option or SAR, and the Corporation’s obligation to sell and deliver Shares in respect of any Awards, shall be subject to all applicable federal, provincial, state and foreign laws, rules and regulations, the rules and regulations of applicable Stock Exchanges and to such approvals by any regulatory or governmental agency as may, as determined by the Corporation, be required. The Corporation shall not be obliged by any provision of the Plan or the grant of any Award hereunder to issue, sell or deliver Shares in violation of such laws, rules and regulations or any condition of such approvals.

(2)	No Awards shall be granted, and no Shares shall be issued, sold or delivered hereunder, where such grant, issue, sale or delivery would require registration of the Plan or of the Shares under the securities laws of any foreign jurisdiction (other than Canada and the United States) or the filing of any prospectus for the qualification of same thereunder, and any purported grant of any Award or purported issue or sale of Shares hereunder in violation of this provision shall be void.

(3)	The Corporation shall have no obligation to issue any Shares pursuant to this Plan unless upon official notice of issuance such Shares shall have been duly listed with a Stock Exchange. Shares issued, sold or delivered to Participants under the Plan may be subject to limitations on sale or resale under applicable securities laws.

(4)	If Shares cannot be issued to a Participant upon the exercise of an Option or a SAR due to legal or regulatory restrictions, the obligation of the Corporation to issue such Shares shall terminate and any funds paid to the Corporation in connection with the exercise of such Option or SAR will be returned to the applicable Participant as soon as practicable.

Section 11.5 Reorganization of the Corporation.

The existence of any Awards shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, reclassification, recapitalization, reorganization or other change in the Corporation’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation or to create or issue any bonds, debentures, shares or other securities of the Corporation or the rights and conditions attaching thereto or to affect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

Section 11.6 Participant Information.

Each Participant agrees to provide the Corporation with all information (including personal information, which means any information of an identifiable individual) required by the Corporation in order to administer the Plan. Each Participant acknowledges that information required by the Corporation in order to administer the Plan may be shared with third parties in connection with such administration (such persons, “Recipients”). Recipients may be located in the Participant’s jurisdiction of residence, or elsewhere, and the Participant’s jurisdiction may have different data privacy laws and protections than the Recipients’ jurisdiction(s). Each Participant consents to such sharing and authorizes the Corporation to share the Participant’s information on their behalf and authorizes such Recipients to receive, possess, use, retain, transfer and otherwise process the information, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan. A Participant may, at any time, refuse or withdraw the consents in this Section 11.6 by giving written notice to the Corporation. If the Participant refuses or withdraws the consents in this Section 11.6, the Corporation may cancel the Participant’s participation in the Plan and, in the Board’s discretion, the Participant may forfeit any of their outstanding Awards.

Section 11.7 Compliance with Employment Standards.

It is understood and agreed that all provisions of the Plan and any Approved Agreement (the “Plan Documents”) are subject to all applicable minimum requirements of ESL and it is the intention of the Corporation and its Subsidiaries to comply with the minimum applicable requirements contained in ESL. Accordingly, the Plan Documents shall: (a) not be interpreted as in any way waiving or contracting out of ESL, and (b) be interpreted to achieve compliance with such legislation. In the event that ESL requires the Corporation or one of its Subsidiaries to provide the Participant a superior right or entitlement upon termination of employment or otherwise (“Statutory Entitlements”) than provided for under the Plan Documents, the Corporation or one of its Subsidiaries, as applicable, will provide the Participant with the Participant’s minimum Statutory Entitlements in substitution for the Participant’s rights under the Plan Documents. There shall be no presumption of strict interpretation against the Corporation or any Subsidiary.

Section 11.8 No Notice of Expiration.

It is understood and agreed that the Corporation and its directors, officers, employees, attorneys and agents do not have any obligation to notify the Participant prior to the expiration of any Option or SAR awarded under this Plan, regardless of whether such Award will expire at the end of its full term or an earlier date related to the termination of the Participant’s employment or engagement. The Participant agrees that the Participant has the sole responsibility for monitoring the expiration of any Options and SARs and for exercising such Awards, if at all, prior to their expiration.

Section 11.9 Quotation of Shares.

So long as the Shares are listed on one or more Stock Exchanges, the Corporation must apply to such Stock Exchange or Stock Exchanges for the listing or quotation, as applicable, of the Shares underlying the Awards granted under the Plan, however, the Corporation cannot guarantee that such Shares will be listed or quoted on any Stock Exchange.

Section 11.10 No Fractional Shares.

No fractional Shares shall be issued upon the exercise or settlement of any Option, RSU, DSU or SAR granted under the Plan and, accordingly, if a Participant would become entitled to a fractional Share upon the exercise or settlement of such Option, RSU, DSU or SAR, or from an adjustment permitted by the terms of this Plan, such Participant shall only have the right to acquire the next lowest whole number of Shares, and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

Section 11.11 International Participants.

With respect to Participants who reside or work outside Canada and the U.S., the Board may, in its sole discretion, amend, or otherwise modify, without shareholder approval, the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law, and the Board may, where appropriate, establish one or more sub-plans to reflect such amended or otherwise modified provisions.

Section 11.12 Electronic Delivery.

The Corporation or the Board may from time to time establish procedures for (i) the electronic delivery of any documents that the Corporation may elect to deliver (including, but not limited to the Plan Documents and all other forms of communications) in connection with any award made under the Plan, (ii) the receipt of electronic instructions from Participants and/or (iii) an electronic signature system for delivery and acceptance of any such documents. Compliance with such procedures will satisfy any requirement to provide documents in writing and/or for a document to be signed or executed.

Section 11.13 Governing Laws.

The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Québec and the laws of Canada applicable therein.

Section 11.14 Severability.

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

Section 11.15 Effective Date of the Plan.

The Plan was approved by the Board and shall take effect on December 21, 2023.

Section 11.16 Language.

By accepting any award under the Plan, the Participant confirms that it is the Participant’s express wish to receive this document in English only and to be bound only by such English version and to receive all other documents related to any award or the Plan, including notices, in the English language only and declare that the Participant is satisfied with this. En acceptant tout octroi aux termes du régime, le participant confirme sa volonté expresse de recevoir le présent document en langue anglaise seulement, et d’être lié par le présent document en langue anglaise seulement et de recevoir tous les autres documents afférents à tout octroi ou au régime, y compris les avis, en langue anglaise seulement et s’en déclare satisfait.

EXHIBIT A

LEDDARTECH HOLDINGS INC.
FORM OF OPTION AGREEMENT

This option agreement (this “Option Agreement”) evidences an award of Options granted by LeddarTech Holdings Inc. (the “Corporation”) to the undersigned (the “Participant”) pursuant to and subject to the terms and conditions of the LeddarTech Holdings Inc. Omnibus Incentive Plan (the “Plan”), which is incorporated herein by reference and forms an integral part of this Option Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Plan. Certain provisions of the Plan are reproduced or summarized herein for your convenience; however, this Option Agreement is not comprehensive.

Section 1.1 Grant of Options

(1)	The Corporation confirms that the Participant has been granted Options under the Plan on the following basis, subject to the terms and conditions of the Plan:

Date of Grant

Number of Options

Option Price (US$)

Vesting Schedule (including Performance Criteria)

Option Term

Type of Options (U.S. Participant)

(2)	Attached hereto and forming an integral part of this Option Agreement as Schedule A is a Form of Election to Exercise that the Participant may use to exercise any of his or her Options in accordance with the Plan at any time and from time to time prior to the expiry of the Option Term of such Options, subject to any vesting or other applicable conditions. Such notice shall be delivered at the Corporation’s registered office to the attention of the Corporate Secretary of the Corporation or any other individual that the Corporate Secretary of the Corporation may from time to time designate.

(3)	The Participant understands that Section 8.2 of the Plan governs their rights to these Options upon the termination of their employment or engagement with the Corporation or any of its Subsidiaries. In summary:

a.	The unvested portion of these Options will be terminated upon the Participant’s Termination Date (regardless of whether the termination is lawful or unlawful, with or without Cause, an whether the Participant or the Corporation or any Subsidiary initiates the termination), and if the Participant is terminated for Cause, the vested portion of these Options will also, subject to ESL, be terminated immediately on the Participant’s Termination Date.

b.	If the Participant ceases to be an Eligible Participant due to the termination of their employment or engagement other than for Cause, or if they resign, the vested portion of these Options will remain available for exercise until the earlier of 90 days following the Participant’s Termination Date and the expiration of these Options.

c.	If the Participant ceases to be an Eligible Participant due to their Retirement or because of permanent disability, the unvested portion of these Options will terminate and become immediately void, and the vested portion of these Options will remain exercisable for a period of one (1) year following the date of Retirement or permanent disability and the expiration of these Options.

d.	If the Participant ceases to be an Eligible Participant due to their death, then the vested portion of their Options shall remain outstanding until the earlier of eighteen (18) months following their date of death and the expiration of these Options. Any portion of these Options that would have vested within the twelve (12) months immediately following the Participant’s date of death will vest as of their date of death.

(4)	If the Participant has executed and become a party to a non-competition or a non-solicitation agreement with the Corporation or any of its Subsidiaries, the Participant’s rights hereunder shall be subject to the restrictive covenants and other provisions contained in that agreement. Where the Participant is determined by the Board in its sole and absolute discretion to have breached any such restrictive covenant, all outstanding Options shall terminate and be forfeited immediately; provided, however, that the foregoing will not limit the application of the provisions contained in the Plan and in this Option Agreement.

(5)	Any exercise of Options by the Participant shall be made in accordance with the Corporation’s insider trading policy. Should the expiry date of any Option Term fall within a Black-Out Period or within nine (9) Business Days following the expiration of a Black-Out Period, then unless the extension would result in tax penalties, such expiry date shall be automatically extended without any further act or formality to that date which is the tenth (10th) Business Day after the end of the Black-Out Period, such tenth (10th) Business Day to be considered the expiry date for such Options for all purposes under the Plan.

Section 1.2 Non-Transferrable Option

Each Option granted under the Plan is personal to the Participant and shall not be assignable or transferable by the Participant, whether voluntarily or by operation of law, except by will or by the laws of succession of the domicile of the deceased Participant. No Option granted hereunder shall be pledged, hypothecated, charged, transferred, assigned or otherwise encumbered or disposed of on pain of nullity.

Section 1.3 Acknowledgments

By accepting this Option Agreement, the Participant represents, warrants and acknowledges that (i) he or she has read and understands the Plan and agrees to the terms and conditions thereof and of this Option Agreement; (ii) his or her participation in the trade and acceptance of the Options is voluntary; (iii) he or she has not been induced to participate in the Plan by expectation of engagement, appointment, employment, continued engagement, continued appointment or continued employment, as applicable, with the Corporation or its Affiliates; and (iv) neither the Participant nor the Participant’s personal representatives or legatees shall have any rights whatsoever as shareholder in respect of any Shares covered by the Participant’s Options by reason of the grant of such Options until such Options has been duly exercised and Shares have been issued in respect thereof.

Section 1.4 Governing Law

This Option Agreement and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Québec and the laws of Canada applicable therein.

Section 1.5 Counterparts

This Option Agreement may be executed and delivered in any number of counterparts (including by facsimile, email or other electronic means), each of which is deemed to be an original, and such counterparts together constitute one and the same agreement.

Section 1.6 Language

By accepting this Option Agreement under the Plan, the Participant confirms that it is the Participant’s express wish to receive this Option Agreement in English only and to sign and be bound only by such English version and to receive all other documents related to this Option Agreement or the Plan, including notices, in the English language only and declare that the Participant is satisfied with this. En acceptant tout octroi aux termes du régime, le participant confirme sa volonté expresse de recevoir le présent document en langue anglaise seulement, et de signer et d’être lié par le présent document en langue anglaise seulement et de recevoir tous les autres documents afférents à tout octroi ou au régime, y compris les avis, en langue anglaise seulement et s’en déclare satisfait.

[The remainder of this page is intentionally left blank]

Unvested portions of these Options will expire upon termination of Participant’s employment or engagement as set out in the Plan and the vested portion will expire if termination is for Cause; Participant will not be entitled to compensation (subject to any minimum applicable requirements of applicable employment standards legislation) or damages pursuant to contract, common law or civil law in respect of any such expiry and cancellation. See Section 8.2 of the Plan for details.

Participant’s Options are subject to the terms of the Plan which is hereby delivered to Participant and accessible by Participant at any time via [insert location or link]. Participant must read the Plan.

Accepted and agreed to this ________ day of___________ , 20____ .

Corporation:	LEDDARTECH HOLDINGS INC.

By:
Name:
Title:

Participant:
Signature of Participant

Name of Participant (Please Print)

Address:

SCHEDULE A

FORM OF ELECTION TO EXERCISE OPTIONS

TO: LEDDARTECH HOLDINGS INC. (the “Corporation”)

I, the undersigned option holder, hereby irrevocably elect to exercise Options granted by the Corporation to me pursuant to an Option Agreement dated ________ , 20____ under the LeddarTech Holdings Inc. Omnibus Incentive Plan (the “Plan”), for the number of Shares set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Plan.

I hereby elect to surrender my Options, in whole or in part, in accordance with Sections 4.6 of the Plan:

Number of Shares to be Acquired:

Option Price (per Share):	$

Aggregate Option Price:	$

Amount Enclosed:	$

and hereby tender a certified cheque, bank draft or other form of payment confirmed as acceptable by the Corporation for such aggregate exercise price, and, if applicable, all source deductions, and direct such Shares to be registered in the name of:

I hereby agree to file or cause the Corporation to file on my behalf, on a timely basis, all insider reports and other reports that I may be required to file under applicable securities laws. I understand that this request to exercise my Options is irrevocable.

DATED this _______ day of ______________ , 20____.

Signature of Option holder

Name of Option holder (Please Print)